Exhibit 99.1

TriLinc provides new capital to six small and medium-sized enterprises with part of the $50 million funding from BlueOrchard Impact Investment Managers and KfW DEG Investment Group

January 25, 2023 - MANHATTAN BEACH, Calif. – TriLinc Global Impact Fund, LLC (“TGIF”) announced today that since receiving new funding in December from subsidiaries of BlueOrchard Impact Investment Managers (“BlueOrchard”) and KfW DEG Investment Group (“KfW DEG”), new capital has been provided to six small and medium-sized enterprises in developing economies where access to capital is one of the biggest hurdles to growing, creating quality jobs and contributing to the further development of local healthcare, education and other community services. It is expected that the credit facility will be used by TGIF to provide additional capital to seven companies during Q1 2023. The December funding consisted of $25 million from Luxembourg-based BlueOrchard, who previously provided financing to other TriLinc Global-sponsored funds, and $25 million from the Cologne- based investment group KfW DEG. BlueOrchard previously provided capital to two funds sponsored by TriLinc Global, LLC (“TriLinc Global”), the sponsor of TGIF, for a combined total of $43 million. This new capital for TGIF will be dedicated to financing growth-stage, small and medium-sized enterprises (“SMEs”) primarily in select developing economies. SMEs are significant contributors to the economies of developed countries and developing economies.

“These lending commitments from BlueOrchard and KfW DEG confirm our strategy of investing in developing economies and significantly helps support our mission to harness the power of capital markets in solving global challenges facing our society,” commented Gloria Nelund, CEO and Founder of TriLinc Global. “By intentionally selecting investments with the potential for market-rate financial returns and positive measurement impact, TriLinc Global seeks to meet its goals to do well by doing good.”

According to World Bank figures, SMEs as a group generate approximately 40% of national income in the developing world, but the global credit gap for these enterprises totals $5.2 trillion. KfW DEG and BlueOrchard have added $50 million to the funding TGIF can lend to SMEs in emerging markets.

With the new facility provided by KfW DEG and BlueOrchard, TGIF will be able to lend to more companies, extending its impact, which includes the ability to provide medium-term capital needed by SMEs to improve their operations, hire more people and expand their reach.

“We believe that socially responsible lending to small and medium-sized companies in emerging economies can strike a reasonable risk-return profile for investors. Our partnership with TriLinc Global supports our mutual goals of fostering smart and sustainable growth.” said Rolland Siller, CEO of KfW DEG.

Normunds Mizis, Chief Credit Officer of BlueOrchard. said, “We believe by supporting TGIF, we can increase impact investing for a sustainable world. We are delighted to be partnering with the dedication and hard work of the TriLinc team in emerging markets.”

About TriLinc Global, LLC

TriLinc Global (www.trilincglobal.com)

TriLinc Global is a female-founded, majority female-owned impact investing fund sponsor with a mission to link market-rate returns, positive impact, and scalable solutions. Through its deal origination and servicing partners, TriLinc Global has invested over $1.3 billion in private debt globally and seeks to demonstrate the power of capital markets in helping solve some of the world’s pressing socioeconomic and environmental challenges. The TriLinc Global funds provide growth-stage loans and trade finance to established SMEs in select developing economies where access to affordable capital is limited. Borrower companies must demonstrate the ability to pay market rates, pass TriLinc Global’s environmental, social, and governance (ESG) screens, and commit to tracking and reporting on self-identified impact metrics.

TriLinc Global complements its global macroeconomic portfolio organization and management with investment services from experienced deal origination and servicing partners that have established track records on target asset-classes and geographies, and access to a high-quality investment pipeline.

About TriLinc Global Impact Fund, LLC

TGIF is a public non-listed, externally managed, limited liability company that makes impact investments in SMEs, primarily in developing economies, that provide the opportunity to achieve both competitive financial returns and positive measurable impact. TGIF invests in SMEs through experienced local market sub-advisors to create a diversified portfolio of financial assets consisting primarily of private debt instruments. In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track borrowers’ progress and measure success against stated objectives.

Forward-Looking Statements

This press release contains forward-looking statements (including, without limitation, statements concerning the use of the credit facility and the impact on borrower SMEs) that are based on TGIF’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, the future operating performance of the borrowers and those risks set forth in the “Risk Factors” section of TGIF’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (“SEC”) on March 22, 2022, as amended or supplemented by TGIF’s other filings with the SEC. Although these forward-looking statements reflect management’s beliefs as to future events, actual events or TGIF’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that TGIF’s assumptions differ from actual results, TGIF’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. TGIF cannot assure you that it will attain its investment objectives. Any forward-looking statements presented herein are made only as of the date of this press release, and TGIF does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:

Robert Kronman – Director of Marketing

rkronman@trilincglobal.com

(o) 424 200 6202

(c) 310 497 2116

All Other Inquiries\

Tim Stidham – Head of Global Distribution

tstidham@trilincglobal.com

(o) 310 997 0580

(c) 949 233 1361